Exhibit 99.1

Exhibit 99.1 Earnings Press Release, dated November 12, 2024

SKYX Reports Record Sales of $22.2 Million for Third Quarter Compared to $21.6 Million for Third Quarter 2023 as it Continues to Grow its Market Penetration of its

Advanced and Smart Platform Products in the U.S and Canadian Markets

MIAMI, FL – November 12, 2024 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with over 97 pending and issued patents globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights and Recent Events

●	Generated record third quarter revenues of $22.2 million compared to $21.6 million for the third quarter of 2023,
●	Prior to the completion of the $11 million equity raise in October 2024, as of September 30, 2024, Company reported $13.0 + million in cash, cash equivalents, and restricted cash, as compared to $15.6 million as of June 30, 2024.
●	In October 2024, SKYX Secured $11 million equity preferred stock investment representing $2.00 per share of common stock with NO warrants, led by global Marriott Hotel chain (developer/owner of over 70 hotels) Lance Shaner, and included significant insider investing by SKYX’s President Steve Schmidt, who invested $500,000, Co-CEO Lenny Sokolow, who invested $250,000, and Co-CEO John Campi, who invested $250,000.
●	Net cash used in operating activities for the third quarter ending September 30, 2024, decreased sequentially by 39% to $2.6 million compared to $4.2 million in net cash used in the second quarter of 2024.
●	Company’s gross profit for the third quarter ending September 30, 2024, increased sequentially by 4% to $6.8 million compared to the quarter ending June 30, 2024.
●	As common with companies such as ours when sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, the Company leverages its trades payable to finance its operations, to enhance its cash position and to lower its cost of capital.
●	Management emphasizes that it has sufficient cash to achieve its goals including being cash flow positive in 2025.
●	The Company continues to grow its market penetration of its advanced and smart plug & play products and expects its products to be in close to 15,000 U.S. and Canadian homes by the end of 2024.
●	Company expects its products to be in tens of thousands of homes in 2025.
●	Company strongly believes its products can save insurance companies many billions of dollars annually, by reducing fires, ladder falls, and electrocutions among other things. Management expects that once it completes an entire range and variations of its safe plug & play products it will start being recommended by insurance companies.
●	Product range is currently in production and is expected to arrive by the end of 2024. Product will comprise advance and smart plug & play lighting including recessed lights, down lights, EXIT signs, emergency lights, ceiling fans, chandeliers/pendants, holiday/kids/themes lights, indoor/outdoor wall lights among other
●	Company’s plug & play technology enables an installation of lighting, fans, and smart home products in high-rise buildings and hotels within days rather than months. Company expects to start delivering products to buildings and hotels in Q-1 of 2025
●	Company’s total addressable market (TAM) in the U.S. is roughly $500 billion with over 4.2 billion ceiling applications in the U.S. alone. Expected revenue streams from retail and professional segments include product sales, royalties, licensing, subscription, monitoring, and sale of global country rights.
●	Company continues to utilize its e-commerce platform of over 60 websites for lighting and home décor to educate and enhance its market penetration to both retail and professional segments.

Recent Collaborations:

●	Announced a Collaboration with Home Depot for the retail and professional markets. Company started shipping and products are already in 100 stores. Company has also started to sell product on Home Depot website and ultimately expects to have hundreds of advanced smart plug & play products on Home Depot’s website.
●	Announced a Collaboration with world leading home décor website, Wayfair, for its advanced and smart plug & play products, and ultimately expects to have hundreds of its advanced smart plug & play products on Wayfair’s website.
●	Signed with General Electric / GE Licensing a 5-year global licensing agreement to license its advanced and smart technologies with a goal to create an advanced smart global ceiling standard.
●	Collaboration with a world-leading Chinese Lighting supplier and manufacturer Ruee Appliances. The collaboration with Ruee includes SKYX’s advanced and smart products to both professional and retail markets and provides SKYX substantial backing in several areas including financial, mass production manufacturing capabilities, and distribution to global markets, including China and Europe. The collaboration is expected to substantially enhance gross margins on SKYX’s product sales and favorably impact its cash conversion cycle.
●	Collaboration with world leading lighting company Kichler for online and builder segments.
●	Collaboration with U.S. leading lighting company Quoizel including for online and builder segments.
●	Collaboration with European leading lighting company EGLO for online and builder segments.
●	Future Collaborations: Management is in the process of working on additional collaborations with leading strategic companies.
●	Companies collaborating with SKYX are expected to leverage the fast and easy interchangeability capabilities of the technology to enhance sales of smart fixtures and fixture replacements for seasonality, energy savings, holidays, smart capabilities and renovations for both retail and professional segments.
●	SKYX smart home technology wins 7 CES Awards (Consumer Electronics Show).
●	Company started production of its new global patented advanced, smart, plug & play recessed light. The global recessed light market is a multi-billion-unit market. SKYX’s new Plug & Play recessed light global patents include the U.S., China, Canada, Hong-Kong and Mexico. As billions of recessed lights are installed globally with hazardous electrical wires, SKYX’s recessed light solution enables an advanced, simple Plug & Play installation that saves time, cost and lives. SKYX’s Plug & Play recessed lights can be controlled through SKYX’s App, Voice Control and Phone and works with Apple’s Siri, Amazon Alexa, Google Home and Samsung.
●	New Global Smart Home and AI Related Patents. SKYX’s new and existing patents, including the new global patented advanced, smart, plug & play recessed light, enable and enhance performance of smart home and AI sensors in addition to home safety sensors bringing the Company’s intellectual property portfolio to a total of over 97 issued and pending patents, 36 of which are issued patents covering SKYX’s advanced plug and play and smart home platform technologies for the smart home, AI, electrical, and lighting industries in the U.S. and internationally including China, Europe, Mexico and 2 patents in India. This also includes the recent issuance of 6 additional patents in the U.S. and internationally, in China, India, Europe, Canada, and Mexico for its advanced smart Plug & Play Ceiling Fan & Heater. The 6 additional patent issuances cover SKYX’s advanced plug-and-play smart ceiling fan and heater, enabling an all-in-one all-season product providing cool air for summertime and hot air for wintertime.
●	The Company entered into an agreement to supply approximately 1,000 homes with its advanced smart home platform technologies and is expected to deliver approximately 30,000 units representing a variety of its advanced and smart platform technology products to the developer’s upcoming projects.

Safety Standardization Highlights

Based on the safety aspects of the Company’s ceiling outlet receptacle, in the past 12 years, the Company’s product was voted into 10 segments in the NEC Code Book. Management believes that its standardization process, including it’s the NEC votes and its product specification significant approval voting by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturing Association) meet the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings. Voting decisions are at the discretion of the NEC voting members.

The Company’s code team is led by Mark Earley – former head of the National Electrical Code (NEC) and former Chief Electrical Engineer of the National Fire Protection Association (NFPA) – as well as Eric Jacobson, former President and CEO of The American Lighting Association (ALA). Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries.

Select Third Quarter 2024 Financial Results

Revenue in the third quarter of 2024 increased sequentially 3% to a record $22.2 million, including E-commerce sales as well as smart and standard plug and play products, as compared to $21.6 million in the third quarter of 2023.

The gross profit for the third quarter ending September 30, 2024, increased sequentially by 4% to $6.8 million compared to the quarter ending June 30, 2024.

Net cash used in operating activities for the third quarter ending September 30, 2024, decreased sequentially by 39% to $2.6 million compared to $4.2 million in net cash used in the second quarter of 2024.

Prior to the completion of the $11 million equity raise in October 2024, we reported $13.0 million in cash, cash equivalents, and restricted cash, as of September 30, 2024, as compared to $15.5 million as of June 30, 2024. As common with companies such as ours when their sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, we leverage our trades payable to finance our operations to enhance our cash position and lower our cost of capital.

Loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments (“adjusted EBITDA”), a non-GAAP measure, to $2.6 million, in the third quarter of 2024, as compared to $2.1 million, in the second quarter of 2024.

Adjusted EBITDA loss, a non-GAAP measure, amounted to $2.6 million, or $(0.03) per share, as compared to $2.9 million, or $(0.03) per share, in the third quarter of 2023.

The Company’s financial statements for the quarter ended September 30, 2024, will be filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

Company’s Management, Board members, and Senior Advisors include former CEO’s and executives from Fortune 100 companies including Nielsen, Microsoft, Disney, GE, Home Depot, Office Depot, Chrysler, among others.

The third quarter of 2024 was highlighted by our continued market penetration and positioning that includes our announced collaboration with Home Depot and Wayfair which we believe can be significant for our growth to both retail and professional markets. Additionally, the Ruee Appliances collaboration will assist us with product variety, gross margins, future distribution channels, and sales and marketing programs with key stakeholders in such channels. We believe we have accelerated our cadence of sales, notably managing our cash burn, while our e-commerce platform with over 60 websites is providing additional cash flow to the Company, which, when combined with our existing cash enhanced by our $11 Million equity raise in October 2024, enhances our cash position to continue executing our business plan. We believe we will be cash flow positive during 2025.

We are encouraged by our path to the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize incremental licensing, subscription, and AI/data aggregation revenues.

Furthermore, our e-commerce website platform with 60 websites enhances the acceleration of marketing, distribution channels, collaborations, licensing and sales to both professional and retail segments. Our websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 97 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with third-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited) September 30, 2024	(Audited) December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$10,172,387	$16,810,983
Restricted cash	—	2,750,000
Accounts receivable	2,925,687	3,384,976
Inventory, net	4,538,112	3,425,734
Deferred cost of revenues	308,908	224,445
Prepaid expenses and other assets	1,040,595	721,717
Total current assets	18,985,689	27,317,855

Other assets:
Property and equipment, net	839,998	436,587
Restricted cash	2,876,382	2,869,270
Right of use assets	20,297,189	21,214,652
Intangibles, definite life	5,609,141	8,141,032
Goodwill	16,157,000	16,157,000
Other assets	204,807	204,807
Total other assets	45,984,517	49,023,348

Total Assets	$64,970,206	$76,341,203

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$16,838,539	$12,388,475
Accounts payable and accrued expenses-related party	500,000	—

Notes payable, current	3,622,945	5,724,129
Operating lease liabilities, current	2,447,069	1,898,428
Royalty obligation	1,000,000	800,000
Consideration payable	—	730,999
Deferred revenues	2,108,351	1,475,519
Convertible notes, current-related parties	950,000	950,000
Convertible notes, current	3,292,408	225,000

Total current liabilities	30,759,312	24,192,550

Long term liabilities:
Long term accounts payable and accrued expenses	300,520	744,953
Notes payable	636,291	1,016,924
Consideration payable	—	3,038,430
Operating lease liabilities	20,745,239	22,267,558
Convertible notes	7,594,274	5,758,778
Convertible notes related parties	—	—

Royalty obligations	1,100,000	3,100,000

Total long-term liabilities	30,376,324	35,926,643

Total liabilities	61,135,636	60,119,193
Stockholders’ Equity:
Common stock and additional paid-in-capital: $0 par value, 500,000,000 shares authorized; and 102,385,859 and 93,473,433 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	175,398,040	162,025,024
Accumulated deficit	(171,563,470)	(145,803,014)
Accumulated other comprehensive loss	—	—
Total stockholders’ equity	3,834,570	16,222,010

Total Liabilities and Stockholders’ Equity	$64,970,206	$76,341,203

SKYX Platforms Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three-months ended September 30,		For the nine-months ended September 30,
	2024	2023	2024	2023
Revenue	22,168,919	21,617,579	$62,592,888	$36,611,659
Cost of revenues	15,327,319	14,917,493	43,596,611	25,207,604
Gross profit loss	6,841,600	6,700,086	18,996,277	11,404,055

Selling and marketing expenses	6,275,742	5,702,647	19,074,266	12,546,736
General and administrative expenses	8,171,293	7,519,042	22,651,096	24,869,910
Total expenses, net	14,447,035	13,221,689	41,725,362	37,416,646

Loss from operations	(7,605,435)	(6,521,603)	(22,729,085)	(26,012,591)
Other income / (expense)
Interest expense, net	(1,015,871)	(662,173)	(3,031,371)	(2,601,526)
Gain on extinguishment of debt	—	—	—	1,201,857

Total other expense, net	(1,015,871)	(662,173)	(3,031,371)	(1,399,669)

Net loss	(8,621,306)	(7,183,776)	(25,760,456)	(27,412,260)
Other comprehensive loss:
Other comprehensive income (loss):	—	—	—	62,147
Net comprehensive loss attributed to common stockholders	$(8,621,306)	$(7,183,776)	$(25,760,456)	$(27,350,113)

Net loss per share - basic and diluted	$(0.08)	$(0.08)	$(0.25)	$(0.31)

Weighted average number of common shares outstanding – basic and diluted	103,507,590	91,081,313	101,481,416	87,055,643

SKYX Platforms Corp.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023

Shares of common stock

Balance, beginning of period	101,249,700	90,660,148	93,473,433	82,907,541
Common stock issued pursuant to offerings	—	592,150	3,535,067	3,576,458
Common stock issued pursuant to acquisition	—	—	1,853,421	1,923,285
Common stock issued pursuant to extinguishment of debt	—	—	—	574,713
Common stock issued pursuant to exercise of options	128,023	—	128,023	—
Common stock issued pursuant to conversion of preferred stock	—	—	—	580,400
Common stock issued pursuant to services	1,008,136	593,767	3,395,915	2,283,668

Balance, September 30	102,385,859	91,846,065	102,385,859	91,846,065

Common stock and paid-in capital
Balance, beginning of period	$172,426,254	$147,282,469	$162,025,024	$114,039,638
Common stock issued pursuant to offerings	—	785,256	4,330,295	8,231,529
Common stock issued pursuant to services	2,964,286	2,470,601	9,035,221	13,109,135
Common stock issued pursuant to conversion of preferred stock	—	—	—	220,099
Common stock issued pursuant to acquisition	—	—	—	7,327,716
Common stock issued pursuant to exercise of options	7,500	—	7,500	—
Common stock issued pursuant to extinguishment of debt	—	—	—	2,040,231
Debt discount	—	—	—	5,569,978
Balance, September 30	$175,398,040	$150,538,326	$175,398,040	$150,538,326

Accumulated Deficit
Balance, beginning of period	$(162,942,164)	$(126,298,842)	$(145,803,014)	$(106,070,358)
Net loss	(8,621,306)	(7,183,776)	(25,760,456)	(27,412,260)
Balance, end of period	$(171,563,470)	$(133,482,618)	$(171,563,470)	$(133,482,618)

Accumulated other comprehensive loss
Balance, beginning of period	$—	$—	$—	$(62,147)

Other comprehensive income	—	—	—	62,147
Balance, end of period	—	—	—	—

Total stockholders’ equity	$3,834,570	$17,055,708	$3,834,570	$17,055,708

SKYX Platforms Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(25,760,456)	$(27,412,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,125,903	2,098,935
Amortization of debt discount	933,476	867,572
Impairment of intangible assets	1,118,750	—
Gain on forgiveness of debt	—	(1,201,857)
Non-cash equity-based compensation expense	9,035,220	13,109,135
Change in operating assets and liabilities:
Inventory	(1,112,378)	(1,675,394)
Accounts receivable	459,289	(512,826)
Prepaid expenses and other assets	(318,878)	79,224
Deferred charges	(84,463)	1,200,916
Deferred revenues	632,832	(74,111)
Operating lease liabilities	(1,636,374)	(215,743)
Accretion operating lease liabilities	—	890,474
Other assets	—	—
Royalty obligation	(400,000)	—
Consideration payable	(750,000)	—
Accounts payable and accrued expenses	1,805,631	2,753,572

Net cash used in operating activities	(12,951,448)	(10,092,363)

Cash flows from investing activities:
Purchase of debt securities	—	(136,033)
Proceeds from disposition of debt securities	—	7,572,136
Acquisition, net of cash acquired	—	(4,206,200)
Purchase of property and equipment	(536,014)	(119,942)
Net cash (used in) provided by investing activities	(536,014)	3,109,961

Cash flows from financing activities:
Proceeds from issuance of common stock- offerings	4,426,221	8,723,461
Placement costs	(88,426)	(491,932)
Proceeds from line of credit	120,687	6,197,695
Proceeds from anticipated issuance of preferred stock	1,800,000	—
Proceeds from anticipated issuance of preferred stock-related parties	500,000	—

Proceeds from issuance of convertible notes	—	10,350,000
Principal repayments of notes payable	(2,652,504)	(5,147,300)
Net cash provided by financing activities	4,105,978	19,631,924

(Decrease) increase in cash, cash equivalents and restricted cash	(9,381,484)	12,649,522
Cash, cash equivalents, and restricted cash at beginning of period	22,430,253	9,461,597
Cash, cash equivalents and restricted cash at end of period	$13,048,769	$22,111,119
Cash paid during the period for:
Interest	$1,161,304	$666,539
Supplementary disclosure of non-cash financing activities:

Substitution of consideration payable to convertible notes	$3,117,408	$—
Substitution of royalty payable to convertible notes	1,000,000	—
Business acquisition:
Assets acquiring excluding identifiable intangible assets and goodwill and cash	—	7,090,094
Liabilities assumed and consideration payable	—	19,755,903
Identifiable intangible assets and goodwill	—	19,993,525
Debt discount	—	5,569,978
Common stock issued pursuant to antidilutive provisions	—	—
Fair value of shares issued pursuant to acquisition	—	$7,327,716
Common stock pursuant to extinguishment of debt	—	2,040,231
Right-of-use assets and operating lease liabilities	662,698	—

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization and impairment expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments, and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three-months ended September 30,		For the nine-months ended September 30
	2024	2023	2024	2023
Net loss	$(8,621,306)	$(7,183,776)	$(25,760,456)	$(27,412,260)
Share-based payments	2,964,2856	2,470,601	9,035,221	13,109,035
Interest expense	1,015,871	662,173	3,031,371	2,601,526
Impairment	1,118,750	—	1,118,750	—
Depreciation, amortization	928,794	1,067,203	3,125,903	2,098,935
Transaction costs	—	123,000	—	516,601
EBITDA, as adjusted	$(2,593,606)	$(2,860,779)	$(9,449,211)	$(9,086,063)